Exhibit 99.1

Contacts:

David Grip
AspenTech
+1 781-221-5273
david.grip@aspentech.com

AspenTech Appoints R. Halsey Wise to Board of Directors

Seasoned Technology Leader Brings Strategic Leadership, Global Enterprise Software Experience and Financial Expertise to AspenTech

BEDFORD, Mass - July 21, 2016 - Aspen Technology, Inc. (NASDAQ: AZPN), a leading provider of software and services to the process industries, announced that R. Halsey Wise has been appointed to the company’s board of directors.

Wise brings nearly 30 years of leadership, technology and financial experience to AspenTech’s board of directors. He is currently Chairman and Chief Executive of Lime Barrel Advisors, LLC, a private investment firm he founded in 2010.

Over the years Wise led several successful business transformation and value creation efforts. Until 2016, he served as Chairman and Chief Executive Officer of MedAssets Inc. (NASDAQ: MDAS), a leading healthcare technology performance improvement company with over 3,400 employees that served four out of five hospitals in the United States. MedAssets was acquired by Pamplona Capital Management in 2016.

Wise was also Chairman, President and Chief Executive Officer of Intergraph (NASDAQ:INGR), a leading global provider of engineering and geospatial software with more than 4,500 employees in over 50 countries. During his seven year tenure, Intergraph’s market cap more than doubled and revenue grew 60%. Intergraph was acquired by Hexagon AB in 2010.

Prior to Intergraph, Wise was Chairman, Chief Executive Officer and President, North America for Solution 6 Holding LTD; General Manager, North America Global Services for CA Technologies, Inc. and President and Chief Operating Officer of Computer Management Sciences Inc. ( NASDAQ: CMSX) which was acquired by CA Technologies, Inc. He also served in investment banking specializing in software and services with The Robinson-Humphrey Company (a division of Smith Barney).

Wise has served on boards of publicly held companies including MedAssets, Inc., Acxiom Corp and Intergraph Corporation. He holds an MBA from the J.L. Kellogg Graduate School of Management at Northwestern University and a BA from the University of Virginia.

Supporting Quotes
R. Halsey Wise
“AspenTech has been the driving force behind the transformation of the process industries. I am very excited to join the AspenTech Board of Directors as the company continues to expand its leadership position. ”

Antonio Pietri, President & CEO, AspenTech
“We are very pleased that Halsey Wise has agreed to join the Board of Directors of AspenTech. Halsey’s track record of driving growth and process industry knowledge will be an invaluable resource. I am looking forward to his contributions as we execute on our asset optimization strategy.”

Supporting Resources

•	AspenTech Board of Directors

About AspenTech
AspenTech is a leading supplier of software that optimizes process manufacturing - for energy, chemicals, pharmaceuticals, engineering and construction, and other industries that manufacture and produce products from a chemical process. With integrated aspenONE solutions, process manufacturers can implement best practices for optimizing their engineering, manufacturing and supply chain operations. As a result, AspenTech customers are better able to increase capacity, improve margins, reduce costs and become more energy efficient. To see how the world’s leading process manufacturers rely on AspenTech to achieve their operational excellence goals, visit www.aspentech.com.

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